Exhibit 99.1

IKS Health Completes Acquisition of TruBridge

Combined organization poised to become the technology backbone of rural and community care

DALLAS, TX / MOBILE, AL – July 9, 2026 – IKS Health, a global leader in care enablement solutions across the patient journey, today announced the successful completion of its previously announced acquisition of TruBridge™, Inc. TruBridge is a prominent provider of healthcare technology including an electronic health record (EHR) and revenue cycle management solutions for rural and community hospitals. Following the closing, TruBridge operates as a wholly owned subsidiary of IKS Health.

With nearly one in five Americans facing challenges accessing care, rural and community hospitals are under immediate pressure to alleviate administrative, clinical, and operational burdens. To address these systemic challenges, IKS Health is developing a purpose-built, intelligent healthcare operating system designed to optimize the entire care journey.

“Through this market expansion, we are uniting capabilities that move us further toward our goal of a combined system of record and system of action workflow that uses explainable AI-driven and human-in-the loop solutions to reduce administrative friction, ease financial pressures, and close critical gaps in patient care,” said Sachin K. Gupta, Founder and Global CEO of IKS Health. “With TruBridge as part of our organization, we can now extend a range of offerings to healthcare organizations, from independent practices and rural community hospitals to large health systems.”

The combined organization supports more than 2,000 healthcare organizations and over 150,000 clinicians across the U.S. Customers of all sizes can expect continued, uninterrupted support, and expanded investment in future innovation. Existing products will remain available as standalone offerings to ensure complete continuity of service. By driving financially sustainable, high-quality, and accountable care across the acute and ambulatory continuum, this scalable technology will deliver transformative value across the entire combined client base, regardless of EHR infrastructure.

This acquisition represents a pivotal investment in the rural and community health sector, positioning IKS Health to capture a significant share of a $260 billion total addressable market. By accelerating the deployment of advanced AI capabilities, including specialized large language model (LLM) solutions, IKS Health will enable customers to automate complex workflows and unlock greater value from their clinical data. The transaction is structured to drive long-term shareholder value by broadening customer reach, deepening cross-sell opportunities, and creating a highly scalable business primed for sustainable, profitable growth.

Building on IKS Health’s 20-year award-winning history of revenue cycle excellence, dedicated stewardship, financial strength, and client retention, combined with TruBridge’s trusted EHR platform, award-winning revenue cycle technology, advanced medical coding capabilities, and deep experience across hospital and community-based care, the combined entity is uniquely positioned to deliver multi-layered value across the healthcare ecosystem:

•	For patients and communities: Fewer gaps in care, enhanced digital experiences, and healthcare that is easier to access and sustain locally.

•	For clinicians and care teams: Drastically reduced administrative burdens, letting clinicians practice medicine with focus, purpose, and presence.

•	For healthcare organizations: Stronger financial performance, more reliable operations, and the financial stability required to sustain their clinical mission.

“We are pleased to partner with IKS Health, as we share a deep, long-term commitment to helping healthcare organizations run efficiently, strengthen their financial health, and empower clinicians to practice at the top of their license,” said Chris Fowler, CEO of TruBridge. “By uniting our capabilities, we are helping healthcare organizations optimize their performance, build operational strength, and seamlessly navigate the complexities of the modern patient journey.”

About IKS Health

IKS Health reduces the administrative, clinical, and operational burdens that slow healthcare down, giving clinicians and care teams the freedom to focus on delivering exceptional care. Through its Care Enablement platform, IKS Health integrates agentic AI workflows with human expertise to create smarter, more accurate operations, better outcomes, and financially sustainable growth across the care journey. Founded in 2006 and recognized by Black Book as the top provider of AI-driven RCM services, by KLAS for performance and client satisfaction, and by Google Cloud with a DORA Award for “Augmenting Human Expertise with AI,” IKS Health partners with the largest health systems, physician groups, and specialty practices across the United States. Learn more at ikshealth.com.

Inventurus Knowledge Solutions Limited is listed on the National Stock Exchange of India Limited (NSE) and BSE Limited (BSE). {Scrip codes: NSE - IKS and BSE - 544309}

About TruBridge

TruBridge proudly supports rural and community healthcare providers in their efforts to stay strong, independent, and deeply rooted in the communities they serve. Backed by more than 45 years of healthcare experience and trusted by over 1,500 clients nationwide, TruBridge offers a mix of technology, services, and strategic expertise — including revenue cycle management (RCM), electronic health records (EHR) and analytics — all designed singularly for the realities of rural and community healthcare. With a steadfast commitment to keeping care local, TruBridge helps hospitals flourish as the economic heart of their communities, delivering high-quality, deeply personal care close to home. Learn more at trubridge.com.

MEDIA CONTACT - IKS HEALTH (US)

Jill Gross, Director of Public Relations and Communications

press@ikshealth.com

MEDIA CONTACT - IKS HEALTH (India)

Sameer Arora, SVP | press@ikshealth.com

INVESTOR RELATIONS - IKS HEALTH (India)

Saransh Mundra, VP | investor_relations@ikshealth.com

MEDIA CONTACT - TRUBRIDGE

Jamie Gier, SVP of Corporate Marketing

media@trubridge.com

INVESTOR RELATIONS CONTACT - TRUBRIDGE

Asher Dewhurst, ICR Healthcare

TBRGIR@icrhealthcare.com